March 25, 2008

Ms. Robin L. Washington

MIPS Board Compensation

Dear Robin,

The Nominating Committee of the Board of Directors of MIPS Technologies, Inc. (“MIPS”), has recommended your nomination to the MIPS Board.  We are pleased to extend this nomination and want to take this opportunity to outline the compensation you will receive if the Board confirms your appointment and you accept.

Compensation Director on the MIPS Board will include the following:

•	An annual Board retainer of $20,000 to be paid in quarterly installments in connection with our quarterly board meeting;

•	A Board meeting fee of $1,500 for each Board meeting attended ($750 if the Board meeting is conducted telephonically);

•
A Committee meeting fee of $1,000 for each Committee meeting attended ($750 if the Committee meeting is conducted telephonically), except that for participation in the Nominating Committee there will be no meeting fee;

•
A per diem payment of $1,000 per day for special services of outside directors, if the Chairman of the Board approves a request by MIPS Technologies management that you work on behalf of MIPS Technologies.

Subject to authorization and approval of the MIPS Board of Directors, the terms of this letter and compliance with all applicable federal and state securities laws, upon joining the Board you will be granted an option to purchase 40,000 shares of MIPS common stock according to a vesting schedule. This schedule will provide for your shares to become vested at the rate of 1/36th per month for a period of 36 months, in accordance with the terms of the 1998 Long-Term Incentive Plan, as amended, and the applicable Award Documents.

Additionally, once you have been a director for at least six months, you will be granted at or about the time of the Annual Meeting of Stockholders an annual renewal option to purchase 12,500 shares of MIPS common stock, to become vested immediately, in accordance with the terms of the 1998 Long-Term Incentive Plan, as amended, and the applicable Award Documents.

Robin, we are looking forward to your giving us the benefit of your wisdom and time, and for joining forces with the other Board members to assist us in building a strong and successful company.

Sincerely,

MIPS Technologies, Inc.

/s/ ANTHONY B. HOLBROOK

Anthony B. Holbrook
Chairman of the Board

AGREED TO AND ACCEPTED:

By:  /s/ ROBIN L. WASHINGTON
Name:  Ms. Robin L. Washington

Date:  April 4, 2008